REMODEL AGREEMENT

This Remodel Agreement ("Agreement") is made as of this 9th day of December, 2011 by and between KFC Corporation, a Delaware corporation ("KFCC"), and Morgan's Restaurants of Pennsylvania, Inc., Morgan's Restaurants of Ohio, Inc., Morgan's Restaurants of West Virginia, Inc., Morgan's Foods of Missouri, Inc., Morgan's Restaurants of New York, Inc., and Morgan Foods, Inc. (collectively, the "Franchisee").

NOW, THEREFORE, KFCC and Franchisee agree as follows:

1. **Upgrading Actions and Timing; Remodel Fund Account**

a. For so long as this Agreement is in effect, KFCC hereby releases Franchisee from and waives, for this limited purpose only and pursuant to the terms hereof, all existing remodeling obligations pertaining to those restaurants identified in Attachment 1 ("Restaurants"), which is incorporated herein by reference, including, but not limited to, those obligations contained in any "Exhibit A" to any franchise agreement, Image Enhancement Agreement, Transfer Agreement, Development Agreement, License Agreement, and Early Renewal Agreement (each, a "Pre-Existing Remodeling Obligation"). As consideration for KFCC's release and waiver, Franchisee agrees that this Agreement shall be the sole agreement governing Franchisee's obligations to perform upgrades ("Upgrade Actions") on the Restaurants. Franchisee agrees to complete the specified Upgrade Actions within the timelines and on or before the due dates specified on Attachment 1 for years 2011 through 2014. For years 2015 through 2022, KFCC and Franchisee shall agree upon the specific Restaurants and Upgrade Actions to be completed during each of those years by December 1st of the preceding year. Notwithstanding anything to the contrary above, Franchisee shall complete all necessary maintenance at each Restaurant, such as repair of parking lot potholes, broken tiles, ripped or damaged seating and other similar repairs, in accordance with the Maintenance Checklist for each Restaurant or as otherwise required by the Franchise Agreement for each Restaurant.

b. With the exception of the potential closures of Restaurants L125187 (Ballwin, MO) and L125186 (St. Louis, MO) in 2012 and L125192 (Crafton, PA) in 2013, a Restaurant closure shall not be counted as an Upgrade Action under this Agreement.

c. All Upgrade Actions shall be in accordance with KFCC's then current plans, requirements and specifications and shall reflect KFCC's then current image. All plans for the Upgrade Actions must be submitted to KFCC in accordance with KFCC's A&E policies and procedures, including the applicable milestones and deadlines. It shall be

Franchisee's sole responsibility to ensure such plans and the execution of the Upgrade Actions comply with all laws, including but not limited to zoning laws and obtaining stamps, permits, licenses and other necessary government and regulatory approvals. Moreover, all approvals with respect to the Upgrade Action plans from (a) government and regulatory agencies; (b) KFCC's A&E department; and (c) KFCC's affiliates in the case of Upgrade Actions involving multibrand restaurants, must be secured prior to commencement of the Upgrade Action. KFCC shall have the right to confirm the completion of an Upgrade Action in accordance with KFCC's A&E policies, including photo review process.

d. Franchisee may request KFCC's consent to substitute a Restaurant on the timeline of Upgrade Actions with any other Restaurant currently in operation, provided that Franchisee makes such request in writing no later than June 1st in the current year of the required Upgrade Action for the Restaurant desired to be substituted with another Restaurant. Notwithstanding the event of a substitution agreed to by KFCC, Franchisee agrees that the following number of Upgrade Actions will be completed within the years specified below:

2011: 3
2012: 9
2013: 6
2014: 4
2015: 7
2016: 5
2017: 4
2018: 4
2019: 7
2020: 7
2021: 7
2022: 8

KFCC will not unreasonably withhold consent for such substitutions, provided that: (i) Upgrade Actions for Pre-Series 6000 restaurants must be completed by December 31, 2013, (ii) any substitutions shall be in order of age of the design image, with older image Upgrade Actions to be completed before more current image Upgrade Actions (e.g., Series 6000 Upgrade Actions must be completed before Y04 Upgrade Actions, etc.), (iii) in no event may a Restaurant on the timeline of Upgrade Actions be substituted with a Restaurant that has closed and ceased operations. Notwithstanding the foregoing and subject to Section

1.b. above, Franchisee will have no obligation to complete the scheduled Upgrade Action for a Restaurant that has closed and ceased operations; provided, however, that any Restaurant closures must comply with KFCC's de-identification policies and requirements.

e. KFCC may, at its option, terminate this Agreement (a) as to a specific Restaurant if Franchisee has failed to complete the scheduled Upgrade Action for that Restaurant by the due date specified on Attachment 1, or such due date agreed to by the parties for Upgrade Actions in years 2015 through 2022; or (b) in its entirety as to all Restaurants if (i) Franchisee has, within a one year period, failed to complete more than two scheduled Upgrade Actions by the due dates specified on Attachment 1; (ii) Franchisee has otherwise failed to comply with a material term of this Agreement, including, without limitation, Section 1.i. below; or (iii) the Franchise Agreement for any one of Franchisee's Restaurants is terminated for cause. If this Agreement is terminated in accordance with (a) above, Franchisee shall be in default of the Franchise Agreement for the Restaurant for which Franchisee has failed to timely complete the scheduled Upgrade Action. If, on the other hand, this Agreement is terminated in accordance with (b) above, the Pre-Existing Remodeling Obligation for each Restaurant shall govern the remodeling obligations for the Restaurants. If the deadline for any Restaurant's Pre-Existing Remodeling Obligation has expired at the time KFCC terminates this Agreement in accordance with (b) above, Franchisee shall be in default of the Franchise Agreement for that Restaurant.

f. Franchisee shall be required to remodel and upgrade (or, if necessary relocate or rebuild) the Restaurants in accordance with KFCC's then current plans, requirements and specifications ten (10) years from the completion date of the first Upgrade Action, and every ten years thereafter. The timelines listed on Attachment 1 will be adjusted in the event of a substitution.

g. Any franchise entity that acquires any or all of the Restaurants in accordance with the Franchise Agreement(s), must commit, as a condition to KFCC's consent to the transfer of the Franchise Agreement(s), to complete the Upgrade Actions in accordance with the timelines specified on Attachment 1, as amended from time to time.

h. Franchisee acknowledges and agrees that signage and other materials containing the "Speedmark" logo do not comply with KFCC's brand standards. Franchisee shall remove and replace all major Speedmark signage and other materials at the Restaurants upon reasonable terms and timelines established by KFCC.

i. <u>Remodel Fund Account; Liquidated Damages</u>. Within 60 days of the date of this Agreement, Franchisee shall establish a remodel fund account ("Account") in a manner and form agreed to by KFCC, but including the following:

(i) The Account shall be established at a mutually agreed to financial institution, separate from other financial accounts of Franchisee.

(ii) The Account shall be funded through a combination of (1) net proceeds, after repayment of senior debt only, from the disbursements resulting from the disposition of any property, building, equipment, and the like owned by Franchisee through sale leaseback transactions, store closures, and sale of property, (2) free cash flows after debt payments;

(iii) Franchisee shall submit to KFCC, in a format and manner agreed to by Franchisor, weekly Account balance reconciliations, including up-to-date reporting of any asset disbursements and free cash flow calculation;

(iv) Franchisee may only withdraw funds from the Account in accordance with specific terms, conditions and restrictions ("Account Agreement") mutually agreed to by the parties;

(v) Franchisee shall use Account funds for the sole purpose of completing Upgrade Actions and de-identification of closed Restaurants; and

(vi) The amount of the initial deposit into the Account shall be $1,500,000.00, and Franchisee shall maintain this balance in the Account at the beginning of each year of this Agreement.

(vii) Franchisee acknowledges that KFCC operates a worldwide system of KFC restaurants, including the Restaurants, and that the operation of such system with a uniform brand image and uniform standards of quality is critical to KFCC's and KFCC's other franchisees' success. Each of the Franchisee and KFCC agrees that, in the event the Franchisee fails to complete an Upgrade Action by the applicable due date, the actual damages suffered by KFCC (in the form of revenues associated with lost sales at the Restaurants, at KFCC operated restaurants, and at KFC restaurants operated by other franchisees, as well as generalized damage to the brand image and the standards of quality with which the KFC brand is associated) would be substantial and not readily quantifiable. The parties therefore agree that, in addition to any other remedies that may be available to KFCC under this Agreement, as an agreed approximation of actual damages and not as a penalty, KFCC shall be entitled to assess and deduct from the Account damages of $200,000 per Restaurant if Franchisee fails to complete an Upgrade Action by the applicable due date. If the Franchisee believes that, under the circumstances of a particular failure to timely complete an Upgrade Action (such as failure to timely complete only minor "punch list" items that do not have a significant adverse effect on the KFC brand image, provided, that the Franchisee hereby acknowledges that the failure to cure a photo

review denial from KFCC's Architecture and Engineering Department would not constitute a minor "punch list" item), this amount is not a fair approximation of the actual damages sustained by KFCC, it may so notify KFCC and KFCC, in its sole discretion, may (but shall not be obligated to) reduce the liquidated damages assessed for any particular failure.

2. **No Deferrals**. Pursuant to the Definitive Agreement between KFC National Council and Advertising Cooperative, Inc., dated September 22, 2011 (the "Definitive Agreement"), a copy of which is available on the Association of Kentucky Fried Chicken Franchisees, Inc.'s website, KFCC agreed to defer Facility Upgrade (as that term is defined in the Definitive Agreement) obligations for all franchised KFC restaurants (except those in terminated status as of July 19, 2011) otherwise required to be upgraded under any Pre-2012 Agreements (as that term is defined in the Definitive Agreement) containing a specific, date certain obligation to undertake Facility Upgrades. To the extent that the Definitive Agreement would have the result of deferring any Facility Upgrade obligations for Franchisee's KFC restaurants, each of Franchisee and KFCC hereby: (a) acknowledges that the terms of this Agreement provide Franchisee with consideration in lieu of such deferrals in the form of alternative deferred remodeling obligations, and (b) agrees that this Agreement, including the timelines and due dates specified in Attachment 1, shall be the sole agreement governing Franchisee's Facility Upgrade obligations with respect to the Restaurants and that the Definitive Agreement shall not have the effect of deferring such timelines and due dates for the Restaurants.

3. **Trademarks**. Franchisee acknowledges that the KFCC trademarks, trade names and service marks, and the goodwill associated therewith, are and shall remain the exclusive property of KFCC or its affiliates.

4. **Amendments**. No modification or waiver of any of the terms of this Agreement shall be effective unless such modification or waiver shall be in writing and signed by the party or parties to be bound.

5. **Assignments**. This Agreement shall be binding upon and inure to the benefit of KFCC, Franchisee and their respective successors, divisions, subsidiaries, affiliates and assigns; provided, however, that Franchisee may not assign its rights or delegate its obligations hereunder in whole or in part without the prior written consent of KFCC, such consent not to be unreasonably withheld.

6. **Governing Law**. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Kentucky, without giving effect to the principles of conflict of laws thereof.

7. **Notices**. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, shall be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer, or sent by overnight courier service to the addressees at the addresses specified below:

(a) If to KFCC:

KFC Corporation
1441 Gardiner Lane
Louisville, Kentucky 40213
Attn: General Counsel

(b) If to Franchisee:

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

8. **Counterparts**. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

9. **Captions**. The captions included in this Agreement are for ease of reference only and shall not be read to modify, interpret or supplement any of the provisions of this Agreement.

10. **Each Party.** Each party has cooperated in the drafting and preparation of this Agreement, and it shall be construed according to the plain meaning of its language and not for or against any Party. Each signatory hereto is fully authorized to execute this Agreement on behalf of the applicable Party and its affiliates.

10. **Forum**. Any dispute regarding the terms of this Agreement shall exclusively be brought in the United States District Court, Western District of Kentucky, Louisville Division.

11. **Severability**. If, after the date of this Agreement, any provision of it is held to be illegal, invalid or otherwise unenforceable under present or future laws, that provision shall be fully severable. In lieu of the severed provision, a provision shall be inserted which is as close to the severed provision as may be permitted but which is still valid and enforceable.

12. **Time is of the essence.** Time is of the essence and the deadlines established in this Agreement are material terms of the Parties' agreement.

13. **Nonwaiver**. No term or provision of this Agreement shall be deemed waived by any action or inaction of the Parties and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented, which makes express reference to this Paragraph. Any consent by any party to, or waiver of, any breach by the other, whether express or implied, shall not constitute consent to, waiver of, or excuse for any other different or subsequent breach.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

KFC CORPORATION

By: ________________________

Printed Name: __________________

Title: ________________________

MORGAN FOODS, INC.

By: ________________________

Printed Name: __________________

Title: ________________________

Morgan's Restaurants of Pennsylvania, Inc.

By: ____________________

Name:

Title:

Morgan's Restaurants of Ohio, Inc.

By: ____________________

Name:

Title:

Morgan's Restaurants of West Virginia, Inc.

By: ____________________

Name:

13. **Nonwaiver**. No term or provision of this Agreement shall be deemed waived by any action or inaction of the Parties and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented, which makes express reference to this Paragraph. Any consent by any party to, or waiver of, any breach by the other, whether express or implied, shall not constitute consent to, waiver of, or excuse for any other different or subsequent breach.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

KFC CORPORATION

By: ______________________

Printed Name: ______________________

Title: ______________________

MORGAN FOODS, INC.

By: Kenneth L. Hignett

Printed Name: KENNETH L. HIGNETT

Title: SR. VP, CFO + SEC'Y.

Morgan's Restaurants of Pennsylvania, Inc.

By: Kenneth L. Hignett

Name: KENNETH L. HIGNETT

Title: SR. V.P. CFO + SEC'Y.

Morgan's Restaurants of Ohio, Inc.

By: Kenneth L. Hignett

Name: KENNETH L. HIGNETT

Title: SR. V.P. CFO + SEC'Y.

Morgan's Restaurants of West Virginia, Inc.

By: Kenneth L. Hignett

Name: KENNETH L. HIGNETT

SR. V.P. CFO + SEC'Y.

Title:

Morgan's Foods of Missouri, Inc.

By: Kenneth L. Hignett

Name: KENNETH L. HIGNETT

Title: SR. V.P. CFO & SEC'Y.

Morgan's Restaurants of New York, Inc.

By: Kenneth L. Hignett

Name: KENNETH L. HIGNETT

Title: SR. V.P. CFO & SEC'Y.

Attachment 1

ID	Address	City	ST	Required Calendar Year	Proposed Action
L125139	3100 North Ridge Road	ASHTABULA	OH	2011	Major Remodel
L125135	50 Miller Lane	WAYNESBURG	PA	2011	Major Remodel
L125161	509 Penn Ave.	PITTSBURGH	PA	2011	Major Remodel
L125169	1100 Brownsville Rd.	PITTSBURGH	PA	2012 (by March 31)	Major Remodel
L125163	5130 Clairton Blvd.	PITTSBURGH	PA	2012	Major Remodel
L125167	1 Harmar Landing Drive	PITTSBURGH	PA	2012	Major Remodel
L125156	222 W. 8th Ave.	HOMESTEAD	PA	2012	Major Remodel
L125168	740 Lysle Blvd.	MCKEESPORT	PA	2012	Major Remodel
L125178	930 Seventh Street	PARKERSBURG	WV	2012	Major Remodel
L125153	120 Murtland Ave.	WASHINGTON	PA	2012	Relocation or Rebuild
L125187	15493 Manchester Rd.	BALLWIN	MO	2012	Relocation or Close (intent per MFI)
L125186	9955 Watson Rd.	ST. LOUIS	MO	2012	Major Remodel or Close (intent per MFI due to lease)
L125159	278 Yost Blvd.	PITTSBURGH	PA	2013	Major Remodel
L125144	219 N. Florissant	FERGUSON	MO	2013	Rebuild or Major Remodel
L125190	1031 Paxton Drive	BETHEL PARK	PA	2013	Relocation
L125172	2500 Washington Blvd.	BELPRE	OH	2013	Relocation
L125152	1098-A Washington Pike	BRIDGEVILLE	PA	2013	Relocation
L125192	45 Foster Ave.	CRAFTON	PA	2013	Relocation or Close (intent per MFI)
L125170	3770 Penn Hwy.	MONROEVILLE	PA	2014	Major Remodel
L125171	4306 Ohio River Blvd.	PITTSBURGH	PA	2014	Major Remodel
L125177	120 Zane Street	WHEELING	WV	2014	Major Remodel
L125180	627 Walmart Drive	FARMINGTON	MO	2014	Major Remodel